EXHIBIT 99.1

United-Guardian Reports Second Quarter Financial Results

HAUPPAUGE, N.Y., Aug. 07, 2020 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) reported today that net income for the second quarter of 2020 grew by 10% over the same quarter last year, increasing from $1,078,810 in 2019 to $1,186,611 this year, despite sales decreasing by 10% from $3,279,399 to $2,954,644. Sales for the first six months of the year were down slightly from $6,459,716 in 2019 to $6,277,558 this year, with net income for the six-month period decreasing from $2,301,504 ($0.50 a share) in 2019 to $1,976,918 ($0.43 a share) in the first six months of 2020.

Ken Globus, President of United-Guardian, stated, “With many companies continuing to struggle during these difficult times, we were pleased that we were able to maintain a strong level of sales, even with some of our major markets, particularly China, being severely impacted by the global pandemic. With some help from the recovering stock market, which increased the value of our marketable securities, as well as very strong sales in April, we were able to increase our earnings from $0.23 per share in the second quarter of 2019 to $0.26 this year, despite the lower sales. Although we anticipate that the pandemic will impact global sales of our cosmetic ingredients more significantly in the third quarter than it did in the first two quarters of the year, we expect sales of our pharmaceutical and medical products to remain strong, and we continue to be hopeful that we will see a gradual increase in sales as the year progresses and the global economies continue to recover.”

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

Contact:
Ken Globus
(631) 273-0900

NOTE:   This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.

RESULTS FOR THE QUARTERS ENDED
JUNE 30, 2020 and JUNE 30, 2019*

STATEMENTS OF INCOME
(UNAUDITED)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2020	2019	2020	2019

Net sales	$2,954,644	$3,279,399	$6,277,558	$6,459,716

Costs and expenses:
Cost of sales	1,270,434	1,467,323	2,659,765	2,755,668
Operating expenses	511,635	502,094	1,026,910	1,049,056
Research and development expense	108,566	93,846	216,298	192,504
Total costs and expenses	1,890,635	2,063,263	3,902,973	3,997,228
Income from operations	1,064,009	1,216,136	2,374,585	2,462,488

Other income:
Investment income	48,319	49,941	92,386	94,108
Net gain on marketable securities	387,179	86,849	30,584	344,043
Total other income	435,498	136,790	122,970	438,151
Income before provision for income taxes	1,499,507	1,352,926	2,497,555	2,900,639

Provision for income taxes	312,896	274,116	520,637	599,135
NET INCOME	$1,186,611	$1,078,810	$1,976,918	$2,301,504

Earnings per common share (basic and diluted)	$0.26	$0.23	$0.43	$0.50

Weighted average shares (basic and diluted)	4,594,319	4,594,319	4,594,319	4,594,319

* Additional financial information can be found on the company’s web site at www.u-g.com.